Agreement and Release

This Agreement and Release (“Agreement”) is entered into between the undersigned employee (“Employee”) and Walgreen Co., its parents, subsidiaries, affiliated companies, predecessors, successors and assigns (“Walgreens” or the “Company”), who agree as follows:

1. Termination Date.  The parties agree that Employee’s employment with the Company shall be terminated effective October 31, 2011 (the “Termination Date”).

2. General Waiver & Release.  Employee waives and releases any and all claims, known or unknown, arising on or before the date Employee signs this Agreement, that Employee has or might have against Walgreen Co., and its parents, subsidiaries, affiliated companies, predecessors, successors, and assigns, as well as all of its and their past and present officers, directors, managers, employees, attorneys, and agents (collectively “Released Parties”), subject only to the exceptions identified in paragraph 3 below.  These waived and released claims include but are not limited to: (i) claims that in any way relate to Employee’s employment or separation from employment and other related dealings with any Released Party or Parties; (ii) claims of unlawful discrimination, harassment, retaliation or other alleged violations arising under federal, state, local or others laws and regulations, including but not limited to claims arising under the federal Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Employee Retirement Income Security Act (ERISA); the Americans with Disabilities Act (ADA); the Fair Labor Standards Act (FLSA); the Worker Adjustment and Retraining Notification Act (WARN); and the Family and Medical Leave Act (FMLA); (iii) claims of wrongful discharge, emotional distress, defamation, misrepresentation, detrimental reliance, breach of alleged contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy; and (iv) claims for monetary damages, other personal recovery or relief, costs, expenses, and attorneys’ fees of any kind.

3. Claims and Rights Not Waived or Released.  The only claims not waived and not released by Employee under paragraph 2 are (i) claims arising after the date that Employee signs this Agreement; (ii) any claim that as a matter of law cannot be waived; and (iii) claims for vested benefits and all benefits and any other rights that are specifically described and provided for in this Agreement and the related enforcement of the provisions of this Agreement.  In addition, nothing in this Agreement shall affect or interfere with Employee’s right to participate, cooperate, initiate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.  Again, however, Employee is waiving and releasing all rights to recover money or other individual relief in connection with any investigation or proceeding related to claims covered by paragraph 2 above (General Waiver & Release).

4. No Disparagement.  Employee will not make derogatory statements, either written or oral, or otherwise disparage any Released Party or Walgreens products or services, except as may be required by law.  Nor shall Employee direct, arrange or encourage others to make any such derogatory or disparaging statements on Employee’s behalf.  Walgreens CEO and  Corporate Executive Officers will not make, and will not cause others to make on their behalf, derogatory statements, either written or oral, or otherwise disparage Employee, except as may be required by law.

5. Return of Company Property.  Employee agrees that on or before the Termination Date he will have returned all Company property, and no Company property will be retained by the Employee, regardless of the form in which it was acquired or held by Employee.

6. Restrictive Covenants.  Employee is subject to the Non-Competition, Non-Solicitation and Confidentiality provisions attached hereto as Exhibit B (the “Walgreens Non-Compete”).

7. Non-Admissions.  Nothing in this Agreement constitutes or shall be portrayed or regarded as an admission of any wrongdoing, fault, violation, liability, or unlawful activity by the Company, Employee or any Released Party.

8. Cooperation.  Subject to paragraph 3 above and upon reasonable prior notice, Employee agrees to fully and completely cooperate with the Company and its agents and representatives during and in connection with all litigation, potential litigation, and internal or external investigations in which the Company is involved or may become involved, subject to reimbursement of reasonable travel expenses if travel is requested.  During the six months following Employee’s Termination Date, Employee’s assistance hereunder shall be without additional compensation. Thereafter, the Company shall provide reasonable compensation to Employee for time required providing litigation assistance except for litigation matters where Employee is a named party to the litigation.  In such cases, no additional compensation will be provided to Employee.

9. Representations.  Employee represents and warrants that, in the course of his employment with the Company, he has not committed any material violation of applicable law or the Walgreens Ethics Policy and he does not have any knowledge that any person under his authority or management has committed any such violation.

10. Change of Responsibilities.  Employee will continue to provide services to the Company through the Termination Date in the capacity and position as set forth in the attached Exhibit C.

11. Non-Inducement.  Employee agrees that he will not directly or indirectly assist or encourage any person or entity in carrying out any activity that would be prohibited by the provisions of this Agreement if such activity were carried out by Employee.

12. Payments and Benefits.   In exchange for Employee’s obligations to Walgreens under this Agreement, including the Release and Waiver, Walgreens agrees to provide Employee the payments and benefits set forth in the attached Exhibit A.

13. No Assignment by Employee.  Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed, or otherwise disposed of any claim covered by paragraph 2 above (General Waiver Release) and that Employee has the sole right and exclusive authority to execute this Agreement on Employee’s behalf.

14. Severability.  In the event that any portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the invalid or unenforceable portion shall be construed or modified in a manner that gives force and effect, to the fullest extent possible, to all other portions and provisions of this Agreement.  If any invalid or unenforceable portion of any provision in this Agreement cannot be construed or modified to render it valid and enforceable, that portion shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement, and the remainder of this Agreement (including the remainder of the section, paragraph, subparagraph or sentence containing any invalid or unenforceable words) shall remain in effect to the fullest extent possible.

15. OWBPA Provisions – Additional Understandings.  In compliance with the Older Workers Benefit Protection Act (“OWBPA”), the Company and Employee agree to the following:

(a)	Understandability. This Agreement is written in a manner calculated to be understood by the Employee, and Employee understands all terms of this Agreement;

(b)	Age Discrimination (ADEA) Waiver. This Agreement includes a waiver and release of claims under the Age Discrimination in Employment Act (ADEA) as described in paragraph 2 above;

(c)	No Future Waiver. This Agreement only waives and releases claims and rights arising prior to the date Employee signs this Agreement;

(d)
Valid Consideration.  In exchange for Employee’s release and waiver as part of this Agreement, Employee acknowledges that he is receiving adequate consideration in the form of payments and benefits as described herein that exceed those to which Employee is entitled apart from this Agreement.

(e)	Employee Advised to Consult with an Attorney. By this Agreement, the Company advises Employee to consult with an attorney before signing this Agreement;

(f)	Period to Consider this Agreement. Employee has been given a period of 21 calendar days in which to consider this Agreement, and to decide whether he wishes to sign it;

(g)
Period to Revoke Agreement.  After Employee signs this Agreement, Employee has 7 calendar days in which Employee can change his mind and revoke this Agreement.  Walgreens and Employee agree that, to revoke this Agreement, Employee must notify Walgreens in writing that Employee is revoking this Agreement.  Any such notice of revocation must be received by Kathleen Wilson-Thompson, Senior Vice President and Chief Human Resources Officer, within the 7-day period;  Mail: 200 Wilmot Road, MS #2264, Deerfield, Illinois 60015 Fax: (847) 315-3652 Email: kathleen.wilson-thompson@walgreens.com

(h)	Effective Date. This Agreement shall not become effective or enforceable until the 7-day revocation period described above has expired with no revocation by Employee.

16. Governing Law.  The laws of the State of Illinois shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state’s choice of law provisions to the contrary.

17. Binding Effect.   This Agreement shall be binding upon and inure to the benefit of Employee and the Company and his and its respective heirs, executors, successors, agents and representatives.

18. Signing of Agreement. Employee acknowledges and agrees that in order to receive the Separation Pay in Exhibit A, Employee must sign a reaffirmation of the Agreement immediately after the Termination Date.

19. Counterparts and Facsimile Signatures.   This Agreement may be executed in counterparts which, taken together, constitute a single, enforceable instrument.

20. Complete Agreement.  This Agreement (including without limitation the Walgreens Non-Compete which is attached hereto as Exhibit B) constitutes the parties’ entire agreement and cancels, supersedes, and replaces any and all prior proposals, understandings, and agreements (written, oral or implied) regarding all matters addressed herein, including without limitation (1) the Amended and Restated Employment Agreement between Employee and Take Care Health Systems, LLC, which became effective as of the closing of the Company’s May 2007 acquisition of such entity and (2) any other Non-Competition, Non-Solicitation and Confidentiality Agreement Employee may have executed with the Company.  The terms of this Agreement (including without limitation all Exhibits A, B and C hereto) may not be altered or modified except by written agreement of the Employee and the Company.  In connection with this Agreement’s acceptance and execution, neither Employee nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

21. Full Knowledge and Authority to Sign.  Other than as stated herein, Employee and Walgreens attest that each of them has the authority to enter into this Agreement (including the provisions set forth on Exhibit A and Exhibit B and Exhibit C hereto), that no promise or inducement other than as stated herein has been offered for this Agreement, that they are legally competent to execute this Agreement, and that they accept the full responsibility therefor.  Walgreens further acknowledges that the individual set forth below has full corporate power and authority to execute this Agreement on behalf of the Company and to bind the Company in all respects.

Entered and Agreed to:

Dated: __________________                                                                ______________________________________
        Hal F. Rosenbluth

        Walgreen Co.

Dated: __________________                                                                By: ______________________________________
            Kathleen Wilson-Thompson
           Senior Vice President and CHRO

EXHIBIT A

Summary for Hal Rosenbluth

Last Day Worked                                                                10/31/11
Paid Through Date (PTD)	11/30/11 (estimated – will be adjusted based on actual vacation taken)

Base Pay	Continued at the current rate $45,833.33 per month (gross pay) through Last Day Worked.

Fiscal 2011 Bonus
Bonus payment will be calculated based on actual performance.  Payment at target would be $320,000 (actual earnings for the fiscal year x 60%) to be paid when FY2011 bonuses are paid (the “Bonus”); provided, however, that the Bonus shall be calculated based on the actual performance of the Company for FY2011.

Executive Stock Options	Options become vested three years after grant date. Forfeit all stock options that are not vested as of the PTD. Exercise vested options by PTD.

Grant Date	Options Granted	Exercise Price	Status
8/31/2007	5,325	$45.07	Vested
4/9/2008	7,658	$36.91	Vested
9/1/2008	27,175	$36.43	Will vest 9/1/11
9/1/2009	34,269	$34.04	Not vested
9/1/2010	38,828	$27.69	Not vested

Restricted Stock Units
RSUs become vested and distributed in shares of Walgreen Co. stock after three-year vesting period (except for special award granted 7/1/2009 which vests over two years).  Forfeit all RSUs that are not vested as of the PTD.

Grant Date	RSUs	Status
9/1/2008	7,072.563	Will vest 9/1/11
7/1/2009	4,311.808	Will vest 7/1/11
9/1/2009	8,765.342	Not vested
9/1/2010	9,756.224	Not vested

Restricted Stock and Restricted
Cash under the Restricted
Performance Share Plan
(Discontinued Plan)	Restricted stock and cash awards are subject to a one year performance vesting period and are paid out over the next four years. Forfeit the portions of awards that are not vested as of the PTD.
Grant Date	Awards Granted	Status
8/31/08	75	Will vest 8/31/11
8/31/08	75	Not vested
8/31/08	$3,401.75	Will vest 8/31/11
8/31/08	$3,401.75	Not Vested

Other Restricted Stock Awards	Restricted stock vests as indicated in the respective award agreements. Forfeit the portions of the awards that are not vested as of the PTD.

Grant Date	Awards Granted	Status
7/24/07	1,066	Vested and distributed
7/24/07	534	Will vest 7/24/11
4/9/08	1,467	Vested
4/9/08	2,933	Not vested

Performance Share Plan
Performance Share awards are subject to a three year performance period and are distributed in shares of Walgreen Co. stock at the end of the three-year performance period based on actual performance of the Company.  Forfeit all awards that are not vested (i.e., the performance period is not complete) as of the PTD.

Grant Date	Contingent Awards Granted	Status
9/1/08	9,264	Will vest 9/1/11
9/1/09	11,682	Not vested
9/1/10	13,236	Not vested

Continued Medical & Prescription                   Continued coverage through PTD.

Other Benefits                                                      End as of PTD.  Disability ends as of Last Day Worked.

Separation Pay
$300,000 (equal to approx. 28 weeks of pay, gross payment) paid within 30 days of PTD; provided that Employee has continued to comply in all material respects with his obligations under this Agreement and Release, including but not limited to his obligations under the Non-Competition, Non-Solicitation and Confidentiality Agreement.

Vacation
$44,423 (estimated gross pay) equal to 21 current-year plus banked vacation days remaining as of 2/17/11.  Days used through Last Day Worked will be deducted from total.  To be paid out in lump-sum following PTD.

EXHIBIT B

WALGREEN CO. NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Exhibit (referred to herein as this “Agreement”) forms a part of the Agreement and Release between Hal F. Rosenbluth and  Walgreen Co. or one of its subsidiary companies (hereinafter referred to as “Employee’’ and the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, he has or will receive, contribute, or develop such confidential information; and

WHEREAS, the Company desires to protect from its competitors such confidential information and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, in consideration of his initial employment offer with the Company, the restricted stock unit awards issued to Employee and the compensation and benefits provided pursuant to the Agreement and Release to which this is attached as Exhibit B, Employee agrees to the following:

1.           Non-Disclosure And Non-Use.  Employee agrees not to disclose any Confidential Information, as defined below, to any person or entity other than the Company, either during or after Employee’s employment, without the Company’s prior written consent.  Employee further agrees not to use any Confidential Information, either during or at any time after his employment, without the Company’s prior written consent, except as may be necessary to perform his job duties during employment with the Company.  In the event Employee is required to disclose any Confidential Information by law, Employee will provide the Company with prompt written notice of any such requirement and provide reasonable cooperation to the Company so that the Company may seek a protective order or other appropriate remedy.  The Company acknowledges and agrees that any disclosure of Confidential Information by Employee as required by law shall not be a breach of the Agreement and Release, including this Exhibit B, provided that Employee has provided the required notice to the Company, if possible.

Confidential Information means information not generally known by the public about processes, systems, products, services, including proposed products and services, business information, know-how, or trade secrets of the Company.  Confidential Information includes, but is not limited to, the following:

(a)           Customer lists and other customer information and records, identity of vendors, suppliers, or landlords (to the extent such identity is treated as proprietary information by the Company), profit and performance reports, prices, selling and pricing procedures and techniques, and financing methods of the Company;

(b)           Information pertaining to the special demands of customers, and their past, current and anticipated requirements for the products or services of the Company;

(c)           Specifications, procedures, policies, techniques, manuals, databases and all other information pertaining to products or services of the Company, or of others for which the Company has assumed an obligation of confidentiality;

(d)           Business or marketing plans, accounting records, financial statements and information, and projections of the Company;

(e)           Software developed or used by the Company;

(f)           Information related to the Company’s retailing, distribution or administrative facilities; and

(g)           Any other information identified or defined as confidential information by Company policy.

Notwithstanding anything to the contrary contained herein, Confidential Information does not include, the following:

(a)           information which becomes available to the public from a source other than the Employee and through no fault of Employee;

(b)           information that is legally obtained by the Employee at any time from other sources who are not subject to confidentiality restrictions;

(c)           information that came into Employee’s possession prior to or independent of his employment relationship with the Company; and

(d)           information that consists of general industry knowledge.

2.           Non-Competition and Non-Solicitation.  In order to protect the legitimate business interests and goodwill of the Company, and to protect Confidential Information, Employee covenants and agrees that for the entire period of his employment with the Company, and for a period of 18 months commencing on October 31, 2011 (the “Non-Compete Period”), Employee will not:

(a)           contact any Customer of the Company for the benefit of a Competing Business or interfere with, or attempt to disrupt the relationship, contractual, or otherwise, between the Company and any of its Customers.

(b)           hire any employee of the Company. This restriction includes, without limitation, a prohibition on Employee directly employing, or knowingly directing any Person or business directly or indirectly controlled by Employee, regardless of whether such Person or business is a Competing Business, to employ, any person employed by the Company at such time or within 60 days prior to such time.

(c)           solicit employees of the Company.  This restriction includes without limitation a prohibition on directly or indirectly (i) interfering with, or attempting to disrupt the relationship, contractual, or otherwise, between the Company and any of its employees, and (ii) soliciting, inducing, or attempting to induce employees of the Company to terminate employment with the Company.  The foregoing non-solicitation provision shall not be applicable to general solicitations in newspapers, trade magazines, internet job sites or other similar media not specifically targeting employees of the Company, and any hiring resulting therefrom.

(d)           compete with the Company.  This restriction includes without limitation a prohibition on directly or indirectly engaging or investing in, owning, managing, operating, financing, controlling, participating in the ownership, management, operation, financing or control of, or being associated or in any manner connected with, any Competing Business, whether as a consultant, independent contractor, agent, employee, officer, partner, director, shareholder (except (i) limited partnership investments in private equity funds which may invest in venture capital-backed companies (where Employee's investment represents less than 5% percent ownership interest of any such company) or (ii) investments of less than 5% ownership interest of the outstanding securities of a corporation or other entity whose securities are listed on a stock exchange or quotation system and such entity files periodic reports with the Securities and Exchange Commission), distributor, representative, or otherwise, alone or in association with any other Person(s).  Notwithstanding the foregoing, Employee may render services for a Competing Business if:  such service does not conflict with any other restrictions noted in this Paragraph 2; the Competing Business is diversified, and Employee becomes employed in a part of the business that is not in direct or indirect competition with Company; and, prior to the Employee beginning employment with the Competing Business, the Company receives written assurances from Employee, that Employee’s engagement with such Competing Business will remain outside the scope of any direct or indirect competition with the Company.

Employee further acknowledges and agrees that for a 12 month period commencing after the Non-Compete Period, Employee shall not consult with, or accept employment with (a) CVS/Caremark, (b) Express Scripts, (c) Medco Health Solutions, any successors thereto of the foregoing corporations, or (d) any Competing Business or Person involved in retail or employer worksite healthcare clinics, nor shall Employee provide services on behalf of the foregoing corporations with respect to the pricing or negotiation of network pharmacy contracts.

Employee agrees that the restrictions contained in paragraphs 2(a), 2(b) and 2(c) have no geographic limitation.  Employee agrees that the restrictions contained in Paragraph 2(d) are geographically limited to (a) the entirety of the United States and (b) any other country if the Company conducts business within such country at any time during Employee's employment with the Company.

Employee acknowledges that (i) the Company's business is and following the date hereof will be national in scope, (ii) the Company's products and services are and following the date hereof will be marketed throughout the United States and (iii) the Company has competed and following the date hereof will compete with other businesses that are or could be located in any part of the United States.  Employee further covenants and agrees that restrictive covenants contained in this Agreement are reasonable and necessary to protect the legitimate business interests of the Company because of the nature and scope of the Company's business.

If a court or arbitrator of competent jurisdiction determines that one or more of the provisions of this Paragraph 2 are invalid, illegal, or unenforceable for any reason, then such provision or provisions shall be deemed to be reduced in scope or length, as the case may be, to the extent required to make this Paragraph enforceable.  If Employee violates the provisions of this Paragraph 2, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred.

For purposes of this Paragraph 2, the following definitions shall apply:

(1)           “Competing Business” means any business engaged in by any Person that is in competition with any business engaged in by the Company (“Company Business”) during the term of Employee’s employment with the Company; provided that the foregoing shall only apply to any Company Business with respect to which Employee possesses Confidential Information and was substantially engaged or was active in the management of such business during Employee’s employment with the Company.

(2)           “Customer” means any customer or prospective customer of any Company business unit with respect to which Employee was substantially engaged or was active in the management of such business during Employee’s employment with the Company.

(3)           “Person” means any individual, corporation, partnership, limited liability company or other entity.

3.           Non-Inducement.  Employee agrees that during the term of his employment and for one year following the Employee’s termination of employment, Employee will not directly or indirectly assist or encourage any Person or entity in carrying out any activity that would be prohibited by the provisions of this Agreement if such activity were carried out by Employee.

4.           Consideration and Acknowledgments.  Employee acknowledges and agrees that the covenants described in Paragraphs 1 through 3 of this Agreement are essential terms, and the payments and benefits under the Agreement and Release would not be provided by the Company in the absence of these covenants.  Employee further acknowledges that these covenants are supported by adequate consideration as set forth in this Agreement, that full compliance with these covenants will not prevent Employee from earning a livelihood following the termination of his employment, and that these covenants do not place undue restraint on Employee and are not in conflict with any public interest.  Employee further acknowledges and agrees that Employee fully understands these covenants, has had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Agreement, that these covenants are reasonable and enforceable in every respect, and has voluntarily agreed to comply with these covenants for their stated term.  Employee agrees that in the event he is offered employment with a Competing Business at any time in the future, Employee shall immediately notify the Competing Business of the existence of the covenants set forth in Paragraphs 1 through 3 above.

5.           Enforcement of This Agreement.  Employee acknowledges that compliance with the covenants set forth in Paragraphs 1 through 4 of this Agreement is necessary to enable the Company to maintain its competitive position, and that any actual or threatened breach of these covenants will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any actual or threatened breach of these covenants, the Company shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, and Employee agrees that, upon such breach, he has forfeited and has no right to any further compensation, bonus, unvested equity awards and other benefits not yet paid to him.  The foregoing stipulated remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.  In addition, if any court shall at any time hold these covenants to be unenforceable or unreasonable in scope, territory or period of time, then the scope, territory or period of time of the covenants shall be that determined by the court to be reasonable.  Employee consents to the jurisdiction of the Circuit Court of Lake or Cook County, Illinois for purposes of the enforcement of this Agreement.

6.           Notification.  Employee further agrees that the Company may notify anyone later employing him of the existence and provisions of this Agreement; provided, however, that prior to any notification, the Company shall be required to provide Employee with an advance copy of such correspondence.

EXHIBIT C

This Exhibit forms a part of the Agreement and Release between Hal F. Rosenbluth and  Walgreen Co. or one of its subsidiary companies (hereinafter referred to as “Employee’’ and the “Company”).

1.
As of April 1, 2011, (the “Transition Date”) Employee will transition to the position of Senior Consultant to the CEO for Health Care Services, providing services and performing duties as set forth herein. Employee will resign from all other positions, offices and roles with the Company and any subsidiary or affiliated companies on or before March 31, 2011 and will take all steps and actions reasonably required by the Company to effectuate such resignations.

2.
After the Transition Date, Employee will provide services to the Company related to health care, marketing, retail clinics and such other areas and duties as assigned by the Company’s CEO or his designates.

3.	Compensation shall be at the rate of $45,833.33 per month (less withholdings and deductions) and as more fully detailed in Exhibit A of the Agreement and Release.

4.
Per the terms of the Agreement and Release, Employee’s employment shall be terminated effective October 31, 2011 unless terminated sooner for cause. “Cause” means Employee commits any act of fraud, intentional misrepresentation, material misconduct, or gross negligence in connection with performing his duties hereunder, commits a violation of any term of the Non-Competition, Non-Solicitation and Confidentiality Agreement attached as Exhibit B to the Agreement and Release, or does or says anything (or encourages others to do or say anything) that should reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its employees, officers or directors.

5.
In the event of Employee’s termination for Cause, all payments hereunder shall immediately cease and Employee forfeits the right to all unpaid compensation, bonus, unvested stock options and other benefits noted in Exhibit A of the Agreement and Release not yet received.